AGREEMENT
                              December 31, 1998



The parties to this agreement are Liraz Systems Ltd., an Israel corporation ("Liraz"), and Level 8 Systems, Inc., a New York corporation ("Level 8").

Pursuant to an agreement dated November 23, 1998, Level 8 agreed to acquire shares of capital stock of Seer Technologies, Inc., a Delaware corporation ("Seer"), and to provide $12,000,000 of funds to Seer at the closing of that acquisition. In order to provide Level 8 with sufficient capital to fulfill its obligation so to provide funds to Seer, the parties wish to provide for a loan by Liraz to Level 8 on the terms set forth in this agreement.

     Accordingly, the parties agree as follows:

     1. Loan. Simultaneously with the execution and delivery of this agreement, Level 8 is borrowing $12,000,000 from Liraz, and Level 8 is issuing to Liraz a promissory note in the form of exhibit 1.

     2.     Rights Offering

            (a) As promptly as practicable, Level 8 shall distribute to all record holders of its common shares, including Liraz and its affiliates, non-transferable rights (the "Rights"), each of which shall entitle its holder to purchase one share of preferred stock of Level 8 (the "Series A Convertible Preferred Stock") containing the terms set forth in exhibit 2 for an amount equal to the product of (i) four and (ii) the conversion price determined in accordance with the footnote to Section 3(a) of exhibit 2 (the "Subscription Price") (the "Rights Offering").

            (b) In the Rights Offering, Level 8 shall distribute to each record holder of its outstanding common shares, as of the close of business on a record date determined by Level 8 (the "Record Date"), at no cost to the record holder, a number of Rights determined by dividing the product of (i) the aggregate number of Rights distributed to all such record holders, and (ii) a fraction determined by dividing (A) the number of common shares held of record by the particular record holder on the Record Date, by (B) the aggregate number of common shares outstanding on the Record Date (the "Basic Subscription Privilege").

            (c) The Rights shall be evidenced by non-transferable subscription certificates (the "Subscription Certificates").

            (d) No fractional Rights or cash in lieu of fractional Rights shall be issued or paid, and the number of Rights distributed to each record holder of common shares shall be rounded up to the nearest whole number. No Subscription Certificate may be divided in such a way as to permit the record holders of common shares to receive a greater number of Rights than the number to which such Subscription Certificate entitles its holder, except that a depositary, bank, trust company or securities broker or dealer holding common shares of record on the Record Date for more than one beneficial owner may, upon proper showing to Level 8's designated subscription agent (the "Subscription Agent"), exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder on the Record Date. Level 8 may refuse to issue any such Subscription Certificate, if such issuance would, in Level 8's sole and absolute discretion, be inconsistent with the principles underlying the Rights Offering.

            (e) The Rights shall expire at 5:00 p.m., New York time, on a date determined by Level 8 (the "Expiration Date"), which shall not be fewer than 30 days or more than 90 days after the Rights Offering commences. After the Expiration Date, all unexercised Rights shall be null and void. Level 8 shall not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent.

            (f)     (i)     Each Right also shall entitle a holder who
exercises the Basic Subscription Privilege in full to subscribe, at the Subscription Price, for an additional number of shares of Series A Convertible Preferred Stock (the "Oversubscription Privilege").

                   (ii) Additional shares of Series A Convertible Preferred Stock shall be available for subscription pursuant to the Oversubscription Privilege only to the extent that any shares of Series A Convertible Preferred Stock are not purchased pursuant to the Basic Subscription Privilege. If the aggregate number of shares of Series A Convertible Preferred Stock not purchased pursuant to the Basic Subscription Privilege (the "Remaining Shares") is not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the aggregate number of Remaining Shares shall be allocated pro rata among those holders subscribing pursuant to the Oversubscription Privilege, in proportion to the number of shares of Series A Convertible Preferred Stock each such holder shall have purchased pursuant to the Basic Subscription Privilege; provided that, if such pro rata allocation results in any such holder being allocated a greater number of Remaining Shares than such holder subscribed for pursuant to the Oversubscription Privilege, such holder shall be allocated only such number of Remaining Shares as such holder subscribed for; and further provided that, if such pro rata allocation results in any such holder being allocated a number of Remaining Shares less than such holder subscribed for pursuant to the Oversubscription Privilege, the excess funds paid by such holder as the Subscription Price for shares of Series A Convertible Preferred Stock not issued shall be returned without interest or deduction.

                  (iii) Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and subscribe pursuant to the Oversubscription Privilege on behalf of beneficial owners of Rights shall be required to certify to the Subscription Agent and Level 8, in connection with the subscription pursuant to the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Series A Convertible Preferred Stock being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

            (g) Certificates representing the shares of Series A Convertible Preferred Stock purchased pursuant to the Rights Offering shall be delivered to subscribers as soon as practicable after the Expiration Date.

            (h) The Subscription Price shall be payable in full by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to the Subscription Agent. Liraz may, at its option, in lieu of so paying all or any of the Subscription Price, so pay all or any of the Subscription Price and pay the balance of the Subscription Price by exchanging, on a dollar-for-dollar basis, any or all of its right to receive accrued interest or principal on the promissory note referred to in section 1 by delivering such promissory note to the Subscription Agent, together with written instructions to cancel the right ro receive a specified amount of accrued interest or principal.

            (i) Rights may be exercised by delivering to the Subscription Agent, on or prior to 5:00 p.m., New York time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signature guaranties, together with payment in full of the Subscription Price for the number of shares of Series A Convertible Preferred Stock purchased pursuant to the Basic Subscription Privilege and subscribed for pursuant to the Oversubscription Privilege. The Subscription Price shall be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order or (iii) receipt by the Subscription Agent of the promissory note and written instructions referred to in the last sentence of section 2(h).

            (j) The Rights Offering shall contain such other terms as Liraz and Level 8 shall mutually agree.

     3.     Further Assurances.	From time to time, each party shall
take such action and execute and deliver such documents as the other may reasonably request to carry out the transactions contemplated by this agreement.

     4.     Miscellaneous

            (a) This agreement shall be governed by and construed in accordance with the law of the state of New York, without giving effect to its conflicts of law principles.

            (b) The section headings of this agreement are for reference purposes only, and are to be given no effect in the construction or interpretation of this agreement.

            (c) All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (i) personal delivery; (ii) facsimile transmission; (iii) registered or certified mail, postage prepaid, return receipt requested; or
(iv) overnight delivery service. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given under this section 4(c)):

     (i)     If to Liraz, to:

             Liraz Systems Ltd.
             5 Hatzoref Street
             Holon 58856, Israel
             Fax No.:   (3)5599073
             Attention: Chief Financial Officer

             With a copy to:
             Gideon Freitag, Law Offfices & Notary
             Hashmonaim Tower, 100 Hashmonaim Street
             P.O. Box 20328, Tel-Aviv 61203, Israel
             Fax No.:   (3)5623338
             Attention: Gideon Freitag, Adv.

    (ii)     if to Level 8, to:

             Level 8 Systems, Inc.
             1250 Broadway, 35th Floor
             New York, New York 10001
             Fax No.: (212) 760-2327
             Attention: Chief Financial Officer

             With a copy to:

             Proskauer Rose LLP
             1585 Broadway
             New York, New York 10036
             Fax No.: (212) 969-2900
             Attention: Edward W. Kerson, Esq.

All such notices and communications shall be deemed received upon (i) actual receipt by the addressee, (ii) actual delivery to the appropriate address or (iii) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notice sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the address at the addressee at the address provided for above.
However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

            (d) The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

            (e) Either party may waive compliance by the other party with any provision of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing and signed by the waiving party.

            (f) This agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same agreement.

            (g) This agreement (with its exhibits) contains, and is intended as, a complete statement of all the terms of the arrangements between the parties with respect to the matters provided for, supersedes all previous agreements and understandings between the parties with respect to those matters, cannot be changed or terminated orally and any amendment or modification must be in writing and signed by the party to be charged.



                                       LIRAZ SYSTEMS LTD.



                                       By: /s/Yossi Shemesh
                                       Name:  Yossi Shemesh
                                       Title: Chief Financial Officer


                                       LEVEL 8 SYSTEMS, INC.



                                       By: /s/Yigal Baruch
                                       Name:  Yigal Baruch
                                       Title: Chief Financial Officer